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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "experts" in the Registration Statement of Form S-3 and the related Prospectus of LTC Properties, Inc. to be filed on or about May 25, 2004 for the registration of 865,387 shares of common stock and to the incorporation by reference therein of our report dated February 9, 2004 except for Notes 8, 10, 11, and 12 as to which the date is March 5, 2004, with respect to the consolidated financial statements and schedules of LTC Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP

Los Angeles, California
May 24, 2004

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